Exhibit 10.1.10
CARDINAL HEALTH, INC.
PERFORMANCE SHARE UNITS AGREEMENT
This Performance Share Units Agreement (this “Agreement”) is entered into in Franklin County, Ohio. On [grant date] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [employee name] (“Awardee”) [target # of units] performance-based Stock Units (the “Performance Share Units” or “Award”). The Performance Share Units have been granted pursuant to the Cardinal Health, Inc. 2021 Long-Term Incentive Plan, as amended (the “Plan”), and are subject to all provisions of the Plan, all of which are incorporated in this Agreement by reference and are subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined have the meanings ascribed to them in the Plan.
1.Vesting of Performance Share Units. Subject to the provisions of this Agreement, zero to [maximum percentage] of the Performance Share Units vest when the Administrator certifies the payout level (“Payout Level”) as a result of achievement of specific performance criteria (the “Performance Goals”) for a performance period (“Performance Period”) set forth in the Statement of Performance Goals provided to the Awardee with respect to the Award and approved by the Committee (the “Statement of Performance Goals”).
2.Transferability. The Performance Share Units are not transferable other than by beneficiary designation, will, or by the laws of descent or distribution.
3.Termination of Employment.
(a)General. Except to the extent that vesting occurs pursuant to Paragraphs 3(b), (c), (d) or (e) or Paragraph 5 or as provided in a plan or agreement described in Paragraph 17 below, if a Termination of Employment occurs prior to the [applicable payment date in Paragraph 6(a) (the “Payment Date”)]1 / [First Payment Date (as defined in Paragraph 6(a))]2 associated with a Performance Period, any Performance Share Units allocated to that Performance Period, whether vested or unvested, are forfeited by Awardee.
(b)Death or Disability. If a Termination of Employment by reason of Awardee’s death occurs after the Grant Date or a Termination of Employment by reason of Awardee’s Disability occurs at least 6 months after the Grant Date, then the outstanding unvested Performance Share Units for a Performance Period will vest (or in the case of an ongoing Performance Period, be eligible to vest) as if Awardee had remained employed through the [First]2 Payment Date.
(c)[Retirement. If a Termination of Employment by Awardee by reason of Retirement occurs at least 6 months after the Grant Date, then the outstanding unvested Performance Share Units for a Performance Period will be eligible to vest in an amount equal to the number of Performance Share Units that would have vested if Awardee had remained employed through the [First]2 Payment Date multiplied by a fraction, the numerator of which is the number of days in the Performance Period up to the date of such Termination of Employment, and the denominator of which is the total number of days in such Performance Period.]3
(d)Involuntary Termination with Separation Agreement. If (i) Paragraphs 3(b), 3(c), 3(e) and 5(b)(ii) are not applicable, (ii) a Termination of Employment by the Cardinal Group (other than a Termination for Cause) occurs, and (iii) no later than 45 days after the Termination of Employment, Awardee enters into a written separation agreement and general release with the Cardinal Group (in such form as may reasonably be presented by the Company) (a “Separation Agreement”), and Awardee does not timely revoke such Separation Agreement, then the outstanding unvested Performance Share Units for a Performance Period will be eligible to vest in an amount equal to the number of Performance Share Units that would have vested if Awardee had remained employed through the [First]2 Payment Date multiplied by a fraction, the numerator of which is the number of days in the Performance Period up to the date of such Termination of Employment, and the denominator of which is the total number of days in such Performance Period.
1 For awards without deferred settlement.
2 For awards with deferred settlement.
3 This provision is an alternative that may not be included in every award agreement.

(e)Involuntary Termination After Completion of a Performance Period. If a Termination of Employment by the Cardinal Group (other than a Termination for Cause) occurs after the completion of a Performance Period but prior to the [First]2 Payment Date, then the Performance Share Units for the applicable Performance Period will vest as if Awardee had remained employed through the [First]2 Payment Date.
4.Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the Cardinal Group’s legitimate business assets and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct. Awardee also agrees to application of the Company’s Clawback Policy described in Section 4(d) below.
(a)Misconduct. During employment with the Cardinal Group and with respect to clauses (A), (D), (E), (F) and (G), for three years after the Termination of Employment for any reason, Awardee agrees not to engage in Misconduct. If Awardee engages in Misconduct during employment or within three years after the Termination of Employment for any reason, then
(i)Awardee immediately forfeits the Performance Share Units that have not yet vested or that vested at any time within three years prior to the date the Misconduct first occurred and have not yet been paid pursuant to Paragraph 6, and those forfeited Performance Share Units automatically terminate, and
(ii)Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to: (A) the gross gain to Awardee resulting from the payment of the Performance Share Units pursuant to Paragraph 6 that had vested at any time within three years prior to the date the Misconduct first occurred less (B) $1.00. The gross gain is the Fair Market Value of the Shares represented by the Performance Share Units on the [Payment Date]1 / [applicable payment date]2.
As used in this Agreement, “Misconduct” means
(A)disclosing or using any of the Cardinal Group’s confidential information (as defined by the applicable Cardinal Group policies and agreements) without proper authorization from the Cardinal Group or in any capacity other than as necessary for the performance of Awardee’s assigned duties for the Cardinal Group;
(B)violation of the Standards of Business Conduct or any successor code of conduct or other applicable Cardinal Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Awardee;
(C)fraud, gross negligence or willful misconduct by Awardee, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Cardinal Group;
(D)directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Cardinal Group, any person who is an employee, representative, officer or director in the Cardinal Group or who held one or more of those positions at any time within the 12 months prior to Awardee’s Termination of Employment;
(E)directly or indirectly inducing, encouraging or causing an employee of the Cardinal Group to terminate his/her employment or a contract worker to terminate his/her contract with a member of the Cardinal Group;
(F)any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, prospective customers, vendors, suppliers or employees known to Awardee; or

(G)breaching any provision of any employment or severance agreement with a member of the Cardinal Group.
Nothing in this Agreement will prevent Awardee from testifying truthfully as required by law, prohibit or prevent Awardee from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.), or prevent Awardee from disclosing Cardinal Group’s confidential information in confidence to a federal, state or local government official for the purpose of reporting or investigating a suspected violation of law.
(b)Competitor Conduct. If Awardee engages in Competitor Conduct during employment or within one year after the Termination of Employment for any reason, then
(i)Awardee immediately forfeits the Performance Share Units that have not yet vested or that vested at any time within one year prior to the date the Competitor Conduct first occurred and have not yet been paid pursuant to Paragraph 6, and those forfeited Performance Share Units automatically terminate, and
(ii)Awardee shall, within 30 days following written notice from the Company, pay the Company an amount equal to: (A) the gross gain to Awardee resulting from the payment of Performance Share Units pursuant to Paragraph 6 that had vested at any time since the earlier of one year prior to the date the Competitor Conduct first occurred or one year prior to the Termination of Employment, if applicable, less (B) $1.00. The gross gain is the Fair Market Value of the Shares represented by the Performance Share Units on the [Payment Date]1 / [applicable payment date]2.
As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Awardee has a Termination of Employment and Awardee’s responsibilities to the Cardinal Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the Termination of Employment, then Competitor Conduct is limited to that specific territory or territories. A “Competitor” means any person or business that competes with the products or services provided by a member of the Cardinal Group for which Awardee had business responsibilities within 24 months prior to Termination of Employment or about which Awardee obtained confidential information (as defined by the applicable Cardinal Group policies or agreements).
(c)General.
(i)Nothing in this Paragraph 4 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The provisions of this Paragraph 4 do not prevent, nor are they intended to prevent, Awardee from seeking or accepting employment or other work outside the Cardinal Group. The execution of this Agreement is voluntary. Awardee is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Awardee’s employment with the Cardinal Group.
(ii)Awardee agrees to provide the Company with at least 10 days written notice prior to accepting employment with or providing services to a Competitor within one year after Termination of Employment.
(iii)Awardee acknowledges receiving sufficient consideration for the requirements of this Paragraph 4, including Awardee’s receipt of the Performance Share Units. Awardee further acknowledges that the Company would not provide the Performance Share Units to Awardee without Awardee’s promise to abide by the terms of this Paragraph 4. The parties also acknowledge that the provisions contained in this Paragraph 4 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.
(iv)Awardee may be released from the obligations of this Paragraph 4 if and only if the Administrator determines, in writing and in the Administrator’s sole discretion, that a release is in the best interests of the Company.

(d)Clawback Policy. Awardee acknowledges and agrees that, in addition to the other provisions of this Paragraph 4, Awardee and this Award will be subject to the terms of the Clawback Policy adopted by the Company, as required by New York Stock Exchange listing standards and as may be in effect from time to time, and Awardee agrees to comply with the requirements of such policy. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of this Award if the amount of the Award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements, Awardee engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to Awardee would have been lower than the amount actually paid to Awardee had the financial results been properly reported. This Paragraph 4(d) is not the Company’s exclusive remedy with respect to such matters.
5.Change of Control.
(a)Valuation. In the event of a Change of Control prior to [a Payment Date]2 / [the First Payment Date]3, the Administrator, as constituted immediately before such Change of Control, shall determine and certify the Payout Level (the “Change of Control Payout Level”) based on (i) actual performance through the most recent date prior to the Change of Control for which achievement of the Performance Goals can reasonably be determined; and (ii) the expected performance for the remainder of the Performance Period based on information reasonably available.
(b)Vesting and Substitute Awards.
(i)In the event of a Change of Control prior to [a Payment Date]1 / [the First Payment Date]2, the percentage of the Performance Share Units determined in accordance with the Statement of Performance Goals at the Change of Control Payout Level vests unless an award meeting the requirements of Paragraph 5(b)(ii) (a “Substitute Award”) is provided to Awardee to replace or adjust the Award. If a Substitute Award is provided, any Performance Share Units that (A) except to the extent that clause (B) applies, would vest in accordance with Paragraphs 3(b) or (c) in connection with Awardee’s Retirement or Disability if Awardee’s Termination of Employment occurred on the date of the Change of Control or (B) are eligible to vest in accordance with Paragraph 3(d) as a result of Awardee’s Termination of Employment that actually occurs prior to the Change of Control, vest at the time of the Change of Control. No Substitute Award will be provided in the event of Awardee’s Termination of Employment by reason of death, Disability, Retirement, or the circumstances described in Paragraph 3(d) prior to a Change of Control.
(ii)An award meets the conditions of this Paragraph 5(b)(ii) (and hence qualifies as a Substitute Award) if, as determined by the Administrator as constituted immediately before the Change of Control, (A) it has a value at the time of grant or adjustment at least equal to the value of the Performance Share Units that would vest under Paragraph 5(b)(i) if there were no Substitute Award; (B) it is paid in publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; (C) it is a restricted stock unit award with vesting and payment not conditioned on the achievement of any performance criteria or conditions; (D) it vests in full upon (1) a Termination for Good Reason by Awardee, (2) a Termination of Employment by the Company or its successor in the Change of Control other than a Termination for Cause, or (3) Awardee’s death or Disability, in each case, occurring at or during the period of two years after the Change of Control; (E) if Awardee is subject to U.S. federal income tax under the Code, the tax consequences to Awardee under the Code of the Substitute Award are not less favorable to Awardee than the tax consequences of the Award; and (F) its other terms and conditions are not less favorable to Awardee than the terms and conditions of the Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Substitute Award may take the form of a continuation of the Award if the requirements of the preceding sentence are satisfied.
6.Payment.
(a)General. [The Company shall pay Performance Share Units in Shares. Subject to the provisions of Paragraph 4 and Paragraphs 6(b) and (c), Awardee is entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 10) one Share for each vested Performance Share Unit not later than the 60th day after the end of a Performance Period, except that if Awardee’s Termination of Employment occurs due to death after the end of the Performance Period, Awardee is entitled to receive, with respect to any Performance Shares Units which are not subject to a

“substantial risk of forfeiture” as determined for purposes of Section 409A of the Code on the date of Awardee’s death, the corresponding Shares from the Company on the date of death.]1 / [The Company shall pay Performance Share Units in Shares. Subject to the provisions of Paragraph 4, Awardee is entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 10) one Share for each vested Performance Share Unit. Subject to the provisions of Paragraph 6(b) and (c), payment with respect to any vested Performance Share Units shall be made in three installments. The first installment, which shall be with respect to [percentage] of the total number of vested Performance Share Units, shall be paid no later than the 60th day after the end of the Performance Period (the “First Payment Date”). The second installment, which shall be with respect to [percentage] of the total number of vested Performance Share Units, shall be paid on the first anniversary of the last day of the Performance Period. [The third installment, which shall be with respect to [percentage] of the total number of vested Performance Share Units, shall be paid on the second anniversary of the last day of the Performance Period.] Notwithstanding the above, in the event of an Awardee's death after the end of the Performance Period, Awardee is entitled to receive, with respect to any Performance Shares Units which are not subject to a “substantial risk of forfeiture” as determined for purposes of Section 409A of the Code on the date of Awardee’s death, corresponding Shares from the Company on account of any vested Performance Share Units which have not yet been paid as soon as practical following the date of death. Payment shall be made at each of the times specified above unless the Administrator makes a finding that the number of vested Performance Share Units shall be reduced pursuant to Paragraph 4 due to Misconduct or Competitor Conduct.]2
(b)Change of Control. Notwithstanding Paragraph 6(a) but subject to the provisions of Paragraph 4, to the extent that the Performance Share Units are not subject to a “substantial risk of forfeiture” as determined for purposes of Section 409A of the Code on the dates set forth below, payment with respect to such Performance Share Units will be made as follows:
(i)On the date of a Change of Control, Awardee is entitled to receive one Share for each such Performance Share Unit, subject to any adjustments made pursuant to Section 16(a) of the Plan, from the Company; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, and where Section 409A of the Code applies to such distribution as a deferral of compensation, Awardee is entitled to receive the corresponding Shares from the Company on the date that would have otherwise applied pursuant to Paragraphs 6(a), 6(b)(i), 6(b)(ii), or 6(b)(iii).
(ii)If Awardee’s separation from service occurs during the period of two years following a Change of Control (and such Change of Control constitutes a change of control event as defined in accordance with Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder), Awardee is entitled to receive one Share for each such Performance Share Unit from the Company on the date of Awardee’s separation from service; provided, in such event that if Awardee on the date of separation from service is a “specified employee” (certain employees of the Cardinal Group within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), Awardee is entitled to receive the corresponding Shares from the Company on the first day of the seventh month after the date of Awardee’s separation from service or, if earlier, the date of Awardee’s death.
(iii)On the date of Awardee's Termination of Employment due to death following a Change of Control, Awardee is entitled to receive one Share for each such Performance Share Unit from the Company on the date of death.
(c)Elections to Defer Receipt. Elections to defer receipt of the Shares beyond the [Payment Date]1 / [applicable payment date]2 applicable payment date may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code. [Any election to defer will be valid only if the elected payment date is a date that is later than the date payment would have otherwise occurred.]2
7.Dividend Equivalents. Awardee is not entitled to receive cash dividends on the Performance Share Units but will receive a dividend equivalent payment from the Company in an amount equal to the dividends that would have been paid on each Share underlying the Performance Share Units if it had been outstanding between the Grant Date and the [applicable]2 payment date of any such Share (i.e., based on the record date for cash dividends). Subject to an election to defer receipt as permitted under Paragraph 6(c), the Company shall pay dividend equivalent payments in cash (without interest) as soon as reasonably practicable after the [applicable]2 payment date of (and to the same extent as) the Performance Share Units to which such dividend equivalents relate.

8.Right of Set-Off. By accepting the Performance Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee, subject to Applicable Law.
9.No Shareholder Rights. Awardee has no rights of a shareholder with respect to the Performance Share Units, including no right to vote any Shares represented by the Performance Share Units, until such Shares are paid to Awardee.
10.Withholding Tax.
(a)Generally. Awardee is liable and responsible for all taxes owed in connection with the Performance Share Units (including taxes owed with respect to the cash payments described in Paragraph 7), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Share Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant, vesting or payment of the Performance Share Units or the subsequent sale of Shares issuable pursuant to vested Performance Share Units. The Company does not commit and is under no obligation to structure the Performance Share Units to reduce or eliminate Awardee’s tax liability.
(b)Payment of Withholding Taxes. Prior to any event in connection with the Performance Share Units (e.g., vesting or payment) that the Company determines may result in any domestic or foreign tax withholding amounts being paid by the Company, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to withhold on Awardee’s behalf the number of Shares from those Shares issuable to Awardee under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld may not exceed the amount legally required and withholding above the minimum withholding requirements shall be available only if and to the extent that the Administrator has authorized such. The Company has the right to deduct from all cash payments paid pursuant to Paragraph 7 the amount of any taxes which the Company is required to withhold with respect to such payments.
11.Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Performance Share Units and benefits granted in this Agreement would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement must be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the provisions of Paragraph 4 are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living. If it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee is responsible to the Company for all costs and reasonable legal fees incurred by the Company in connection with the proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable or to disqualify the Award under any Applicable Law should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by the provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
12.Defend Trade Secrets Act Notice. Under the U.S. Defend Trade Secrets Act of 2016, Awardee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to Awardee’s attorney in relation to a lawsuit for retaliation against Awardee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.Action by the Administrator. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator regarding the interpretation of this Agreement and regarding all matters set forth in this Agreement. In fulfilling its responsibilities under this Agreement, the Administrator may rely upon documents, written statements of the parties, financial reports or other material as the Administrator deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator and that any decision of the Administrator relating to this Agreement, including whether conduct constitutes Misconduct or Competitor Conduct, is final and binding. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator, to the extent permitted under the Plan.
14.Prompt Acceptance of Agreement. The Performance Share Units grant evidenced by this Agreement will, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
15.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Share Unit grant under and participation in the Plan or future Performance Share Units that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of performance share unit grants and the execution of performance share unit agreements through electronic signature.
16.Notices. All notices, requests, consents, and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: Corporate Secretary
All notices, requests, consents, and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.
17.Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Award on Termination of Employment by reason of specified events than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Termination of Employment by reason of such specified events supersede the terms of this Agreement to the extent permitted by the terms of the Plan. If Awardee is eligible for severance benefits under the Cardinal Health, Inc. Senior Executive Severance Plan, as amended, such plan also constitutes an “Employee Arrangement” for purposes of this section.
18.Amendment. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may impair the rights of Awardee with respect to an outstanding Performance Share Unit unless agreed to by Awardee and the Company, which agreement must be in writing and signed by Awardee and the Company. Other than following a Change of Control, no such agreement is required if the Administrator determines in its sole discretion that such amendment either (a) is required or advisable in order for the Company, the Plan or the Performance Share Units to satisfy any Applicable Law or to meet the requirements of any accounting standard or (b) is not reasonably likely to significantly diminish the benefits provided under the Performance Share Units, or that any such diminishment has been adequately compensated, including pursuant to Section 16(c) of the Plan.
19.Adjustments. The number of Shares issuable for each Performance Share Unit and the other terms and conditions of the Award evidenced by this Agreement are subject to adjustment as provided in Section 16 of the Plan.
20.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Awardee).
21.Review. The Awardee agrees and represent that the Awardee has been advised to consult with an attorney prior to executing this Agreement and fully understands the Awardee’s right to discuss all aspects of this Agreement with an attorney of the Awardee’s choice. The Awardee’s execution of this Agreement establishes that, if the Awardee wishes the advice of an attorney, the Awardee has done so by the date the Awardee signed the Agreement, and that the Awardee was given at least 14 days to consider whether to sign. The Awardee may sign this Agreement before the end of the 14-day period and the Awardee agrees that if the Awardee decides to shorten this time period for signing, the Awardee’s decision was knowing and voluntary. The parties agree that a change, whether material or immaterial, does not restart the running of said period.
22.No Right to Future Awards or Employment. The grant of the Performance Share Units under this Agreement to Awardee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Performance Share Units and any payments made under this Agreement will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement confers upon Awardee any right to be employed or remain employed by the Company or any of its Affiliates, nor limits or affects in any manner the right of the Company or any of its Affiliates to terminate the employment or adjust the compensation of Awardee.
23.Successors and Assigns. Without limiting Paragraph 2, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Awardee, and the successors and assigns of the Company.
CARDINAL HEALTH, INC.

By:
Its:

ACCEPTANCE OF AGREEMENT AND APPLICATION OF CLAWBACK POLICIES
Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description pertaining to the Plan; (b) accepts this Agreement and the Performance Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in this Agreement regarding “Special Forfeiture and Repayment Rules” set forth in Paragraph 4; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) agrees that no transfer of the Shares delivered in respect of the Performance Share Units may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration; and (e) acknowledges that any awards granted to Awardee under any incentive plan, agreement or arrangement of the Company are subject to the forfeiture and repayment rules set forth in such plan, agreement or arrangement and, if applicable, to the Cardinal Health, Inc. Clawback Policy as in effect from time to time and agrees to be bound by these provisions with respect to any such awards.
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                        Awardee’s Signature

                        Date]